ISSN 1718-8369	Exhibit 99.28

Volume 10, number 10	May 13, 2016

AT FEBRUARY 29, 2016

Highlights for February 2016

—	In February, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $327 million. The balance takes into account the deposit of $214 million in the Generations Fund. Compared to last year:

	—	own-source revenue increased by $445 million, standing at $5.0 billion;

	—	federal transfers showed a decrease of $34 million, reaching $1.4 billion;

	—	program spending increased by $491 million, amounting to $5.5 billion;

	—	debt service showed a decrease of $10 million, reaching $638 million.

—	On the basis of the cumulative results at February 29, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.0 billion, taking into account the deposit of $1.3 billion in the Generations Fund.

—	For 2015-2016, The Québec Economic Plan tabled on March 17, 2016 includes a contingency reserve of $300 million and projects the return to a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)						(Unaudited data)
						The Québec Economic Plan —
	February		April to February			March 2016
	2015	2016	2014-2015	2015-2016	Change (%)	2015-2016	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 576	5 021	49 115	51 579	5.0	56 888	4.0
Federal transfers	1 393	1 359	15 316	15 710	2.6	17 036	1.2
Total revenue	5 969	6 380	64 431	67 289	4.4	73 924	3.3
Expenditure
Program spending	–4 962	–5 453	–58 875	–59 443	1.0	–66 460	1.7
Debt service	–648	–638	–7 439	–7 263	–2.4	–8 019	–1.6
Total expenditure	–5 610	–6 091	–66 314	–66 706	0.6	–74 479	1.3
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	239	43	1 092	1 432	—	887	—
Health and social services and education networks	–21	–5	–188	–28	—	–32	—
Generations Fund	144	214	1 137	1 311	—	1 431	—
Total consolidated entities	362	252	2 041	2 715	—	2 286	—
Contingency reserve	—	—	—	—	—	–300	—
SURPLUS (DEFICIT)	721	541	158	3 298	—	1 431	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–144	–214	–1 137	–1 311	—	–1 431	—
BUDGETARY BALANCE(2)	577	327	–979	1 987	—	—	—
Note:

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.16 of The Québec Economic Plan March 2016.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at February 29, 2016

■	Budgetary balance

For the period from April 2015 to February 2016, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $2.0 billion.

The Québec Economic Plan March 2016 projects a balanced budget for 2015-2016.

■	General fund revenue

At February 29, 2016, revenue totalled $67.3 billion, an increase of $2.9 billion, or 4.4%, compared to February 28, 2015.

—	Own-source revenue stood at $51.6 billion, up $2.5 billion from the same time last year.

—	Federal transfers amounted to $15.7 billion, up $394 million compared to February 28, 2015.

■	General fund expenditure

Expenditure as of the beginning of the fiscal year totalled $66.7 billion, an increase of $392 million.

—	For the period from April 2015 to February 2016, program spending rose by $568 million, or 1.0%, reaching $59.4 billion.

	—	Spending rose in the priority missions of Health and Social Services (3.2%) and Education and Culture (0.4%).

—	Debt service amounted to $7.3 billion, a decrease of $176 million compared to last year.

■	Consolidated entities

At February 29, 2016, the results of consolidated entities showed a surplus of $2.7 billion. These results included:

—	a surplus of $1.4 billion for non-budget-funded bodies and special funds;

—	a $28-million deficit for the health and social services and education networks;

—	dedicated revenues of $1.3 billion for the Generations Fund.

■	Net financial surplus (requirements)

At February 29, 2016, the consolidated net financial surplus stood at $2.7 billion, an improvement of $8.0 billion over last year. Net financial surpluses reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
		February		April to February
	2015	2016	Change	2014-2015	2015-2016	Change
GENERAL FUND
Revenue
Own-source revenue	4 576	5 021	445	49 115	51 579	2 464
Federal transfers	1 393	1 359	–34	15 316	15 710	394
Total revenue	5 969	6 380	411	64 431	67 289	2 858
Expenditure
Program spending	–4 962	–5 453	–491	–58 875	–59 443	–568
Debt service	–648	–638	10	–7 439	–7 263	176
Total expenditure	–5 610	–6 091	–481	–66 314	–66 706	–392
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	239	43	–196	1 092	1 432	340
Health and social services and education networks	–21	–5	16	–188	–28	160
Generations Fund	144	214	70	1 137	1 311	174
Total consolidated entities	362	252	–110	2 041	2 715	674
SURPLUS (DEFICIT)	721	541	–180	158	3 298	3 140
Consolidated non-budgetary surplus (requirements)	860	893	33	–5 449	–638	4 811
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 581	1 434	–147	–5 291	2 660	7 951
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)					(Unaudited data)
		February		April to February
Revenue by source	2015	2016	Change (%)	2014-2015	2015-2016	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 443	1 685	16.8	17 779	19 004	6.9
Contributions to Health Services Fund	535	558	4.3	6 257	6 366	1.7
Corporate taxes	600	1 028	71.3	2 754	3 968	44.1
Consumption taxes	1 048	923	–11.9	15 938	16 194	1.6
Other sources	180	146	–18.9	1 552	1 477	–4.8
Total own-source revenue excluding government enterprises	3 806	4 340	14.0	44 280	47 009	6.2
Revenue from government enterprises	770	681	–11.6	4 835	4 570	–5.5
Total own-source revenue	4 576	5 021	9.7	49 115	51 579	5.0
Federal transfers
Equalization	773	793	2.6	8 511	8 727	2.5
Health transfers(1)	405	407	0.5	4 440	4 702	5.9
Transfers for post-secondary education and other social programs	133	116	–12.8	1 456	1 426	–2.1
Other programs	82	43	–47.6	909	855	–5.9
Total federal transfers	1 393	1 359	–2.4	15 316	15 710	2.6
TOTAL	5 969	6 380	6.9	64 431	67 289	4.4
(1)

Amounts of $430 million and $378 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 4.5% instead of 5.9%.

General fund expenditure
(millions of dollars)							(Unaudited data)
			February				April to February
Expenditure by mission	2015	(1)	2016	Change (%)	2014-2015	(1)	2015-2016	Change (%)
Program spending
Health and Social Services	2 297		2 661	15.8	28 925		29 844	3.2
Education and Culture	1 487		1 488	0.1	16 022		16 079	0.4
Economy and Environment	378		400	5.8	4 555		4 180	–8.2
Support for individuals and families	518		566	9.3	5 813		5 753	–1.0
Administration and Justice	282		338	19.9	3 560		3 587	0.8
Total program spending	4 962		5 453	9.9	58 875		59 443	1.0
Debt service	648		638	–1.5	7 439		7 263	–2.4
TOTAL	5 610		6 091	8.6	66 314		66 706	0.6
(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)									(Unaudited data)
	February 2016
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	1 367	214	22	383	1 906	—		3 892	–2 241		1 651
Expenditure
Expenditure	–1 028	—	–22	–383	–1 969	–5		–3 407	2 158		–1 249
Debt service	–161	—	—	—	–72	—		–233	83		–150
Subtotal	–1 189	—	–22	–383	–2 041	–5		–3 640	2 241		–1 399
SURPLUS (DEFICIT)	178	214	—	—	–135	–5		252	—		252
	April 2015 to February 2016
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	12 969	1 311	779	5 649	21 400	—		42 108	–23 586		18 522
Expenditure
Expenditure	–10 035	—	–779	–5 649	–20 213	–28		–36 704	22 633		–14 071
Debt service	–1 951	—	—	—	–738	—		–2 689	953		–1 736
Subtotal	–11 986	—	–779	–5 649	–20 951	–28		–39 393	23 586		–15 807
SURPLUS (DEFICIT)	983	1 311	—	—	449	–28		2 715	—		2 715
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, which will present the preliminary results at March 31, 2016, will be published on June 30, 2016.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.